UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 19, 2010
SCM Microsystems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1900-B Carnegie Avenue,
Santa Ana, California	92705

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 250-8888
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 5.02 Election of Directors; Appointment of Certain Officers
     (c)
     On January 19, 2010, the Board of Directors of SCM Microsystems, Inc., d.b.a. Identive Group (“the Company”) appointed Melvin Denton-Thompson as Chief Financial Officer and Chief Operating Officer of the Company, responsible for financial strategy and performance of the Company as a whole as well as operational monitoring and reporting of the group companies. Mr. Denton-Thompson was previously employed by Bluehill ID AG (“Bluehill ID”), which completed a business combination with the Company on January 4, 2010.
     On January 21, 2010, the Company issued a press release announcing the appointment of Mr Denton-Thompson.
     As disclosed in the Form S-4 Registration Statement filed by the Company with the SEC on October 22, 2009, as amended in an Amendment No. 1 to the Form S-4 filed by the Company with the SEC on November 10, 2009, Bluehill ID, through its wholly-owned subsidiary Bluehill Micro Tech GmbH, entered into an agreement, dated April 29, 2008, with Missions-Cadres SARL to secure the services Mr. Denton-Thompson as Bluehill ID’s Chief Operating Officer and Chief Financial Officer (the “Denton-Thompson Employment Agreement”). The Denton-Thompson Employment Agreement is effective for a three-year term, commencing May 1, 2008, and is renewable at the option of Bluehill ID for an additional 36 months. The agreement may be terminated by either party with or without cause upon six months’ notice.
     Under the Denton-Thompson Employment Agreement, Mr. Denton-Thompson, through Missions-Cadres SARL, is entitled to an annual base salary of €150,000 (approximately $220,805) in cash, payable in monthly installments, and €50,000 (approximately $73,602) in bearer shares in Bluehill ID, which stock will be valued at the time of issuance and subject to a 12-month lockup period from the date of issuance. Mr. Denton-Thompson, through Missions-Cadres SARL, is also entitled to an annual base bonus of up to 100% of the base cash salary amount (Base Bonus), based upon Bluehill ID’s financial performance in Europe, payable 50% in cash and 50% in bearer shares in Bluehill ID, which stock will be valued at the time of issuance and subject to a 36-month lockup period from the date of issuance. The exact amount of the Base Bonus is subject to determination by the compensation committee of Bluehill ID’s board of directors. Mr. Denton-Thompson, through Missions-Cadres SARL, is also entitled to receive an additional bonus (Peak Bonus) subject to Bluehill ID’s achievement of certain financial goals and share price targets determined by the compensation committee of Bluehill ID’s board of directors, payable in 36-month options, vesting 12 months after issuance, with such options granted under the Bluehill ID Option Plans. The number of shares subject to the option is equal to the total amount received by Mr. Denton-Thompson, through Missions-Cadres SARL, in cash salary and annual base bonus, calculated in Euros, divided by the price per share at the time of issuance. Following the business combination of Bluehill ID with SCM Microsystems, each bearer share in Bluehill ID tendered by the Bluehill ID shareholders was exchanged for 0.52 shares of SCM Common Stock.
     Mr. Denton-Thompson is entitled to costs relating to social, pension and health insurance in France or elsewhere, as well as five weeks of paid annual vacation. The Denton-Thompson Employment Agreement is subject to certain other terms and provision and includes a confidentiality and non-disclosure undertaking, which expires three years after expiration of the term.
     Mr. Denton-Thompson has extensive international management experience in a number of industries, particularly in security products, electronics and aviation. Prior to his appointment with Identive Group, Mr. Denton-Thompson served as CFO/COO of Bluehill ID since May 2008. Prior to this he served as CFO and Deputy CEO of the global hospitality division of Assa Abloy, which provides secure access products for the hotel, marine and related industries. Before working with Assa Abloy, he worked as a management consultant specializing in acquisition management and turnaround for numerous European companies. He also worked for ten years for the Williams Plc Group as Finance Director and/or Managing Director for a number of the Group’s European companies. In addition, he was responsible for a number of acquisition and post acquisition projects for the Williams Group in Europe. Mr. Denton-Thompson holds an engineering degree from the University of Leeds and an MBA from the Cranfield School of Management in the UK.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit	Description

10.1	Employment Agreement, dated April 29, 2008, by and between Bluehill ID AG and Melvin Denton-Thompson

99.1	Press release dated January 21, 2010 announcing new executive appointments

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.
January 21, 2010	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated April 29, 2008, by and between Bluehill ID AG and Melvin Denton-Thompson

99.1	Press release dated January 21, 2010 announcing new executive appointments